Exhibit 99.1

SYNAGEVA BIOPHARMA ANNOUNCES SBC-102 DATA AT UPCOMING SSIEM MEETING

- SBC-102 continues to improve disease-related parameters in adults with late onset LAL Deficiency -

LEXINGTON, Mass., June 21, 2012 — Synageva BioPharma Corp. (“Synageva”) (NASDAQ:GEVA), a clinical stage biopharmaceutical company developing therapeutic products for rare disorders, today announced acceptance of data for oral presentation at the upcoming Society for the Study of Inborn Errors of Metabolism (SSIEM) meeting being held in Birmingham, England, September 4-7, 2012. The presentation includes a preliminary analysis of the on-going Phase I/II extension study of SBC-102 in adults with late onset LAL Deficiency.

About the Phase I/II Extension Study of SBC-102 in adults with late onset LAL Deficiency

After completing four weeks of treatment in the initial Phase I/II trial, patients were allowed to continue treatment with SBC-102 as part of a long-term, open-label, extension study. In the extension study, patients received four once-weekly infusions of SBC-102 (0.35 mg/kg, 1.0 mg/kg, or 3.0 mg/kg) and then transitioned to every other week infusions of SBC-102 (1.0 mg/kg or 3.0 mg/kg). Eight of nine patients have enrolled into the extension study. Data from seven of the nine patients completing the first 12 weeks of dosing in the extension study are included in the preliminary analysis that has been accepted for oral presentation at the upcoming SSIEM meeting. These data demonstrate further evidence of the sustained impact of SBC-102 on reducing liver transaminase levels. In addition, total cholesterol, HDL cholesterol, and triglycerides significantly improved (p<0.05) from patients’ original baseline (the beginning of the four week Phase I/II trial) to 12 weeks of the extension study. A reduction in LDL was also observed during the same time period.

SBC-102 was well tolerated through 12 weeks of the extension study. The most frequently reported adverse events of headache and diarrhea were mild in severity. Mild infusion-related reactions have been reported in some patients, none of which required modification of the infusion rate or discontinuation of SBC-102. No antidrug antibodies were detected in any of the nine subjects in the four week Phase I/II trial or in the seven subjects tested in the extension study. A single patient during the extension study experienced acute cholecystitis classified as a serious adverse event but deemed unlikely related to SBC-102 by the investigator. This event was successfully managed and the patient remains in the study. Longer-term results from this on-going extension study, including other measures of efficacy, are planned for presentation at another medical conference later this year.

About Synageva’s Lead Program

SBC-102 is a recombinant form of the human LAL enzyme being developed as an enzyme replacement therapy for Lysosomal Acid Lipase (LAL) Deficiency, a lysosomal storage disorder (LSD). SBC-102 is currently being evaluated in global clinical trials and has been granted orphan designations by the U.S. Food and Drug Administration (“FDA”) and the European Medicines Agency. Additionally, SBC-102 received fast track designation by the FDA.

About LAL Deficiency

Lysosomal Acid Lipase Deficiency is a rare, autosomal recessive lysosomal storage disorder (LSD) that is caused by a marked decrease in LAL enzyme activity. Late onset LAL Deficiency, sometimes called Cholesteryl Ester Storage Disease (CESD), affects both children and adults. In these patients, the buildup of fatty material in the liver, spleen and blood vessel walls leads to complications resulting in significant morbidity and mortality. Early onset LAL Deficiency, sometimes called Wolman Disease, affects infants in the first year of life and is characterized by growth failure, malabsorption, steatorrhea and hepatomegaly and is rapidly fatal, usually within the first year of life.

About Synageva BioPharma Corp.

Synageva is a clinical stage biopharmaceutical company focused on the discovery, development, and commercialization of therapeutic products for patients with life-threatening rare diseases and unmet medical need. Synageva has several protein therapeutics in its pipeline. The company has assembled a team with a proven record of bringing orphan therapies to patients.

Further information regarding Synageva BioPharma Corp. is available at www.synageva.com.

Forward-Looking Statements

This news release and oral statements made from time to time by Synageva representatives in respect of the same subject matter may contain “forward-looking statements” under the provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by introductory words such as “expects,” “plans,” “intends,” “believes,” “will,” “estimates,” “forecasts,” “projects,” or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Many factors may cause actual results to differ materially from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, including those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2012 and other filings the Company periodically makes with the SEC, and others of which are not. Synageva cannot be sure when or if it will be permitted by regulatory agencies to undertake additional clinical trials or to commence any particular phase of clinical trials or how quickly patient enrollment in clinical trials will occur. In addition, early clinical results are not necessary predictive of results that may be achieved from subsequent clinical trials. Because of this, statements regarding the expected timing of clinical trials or ultimate regulatory approval cannot be regarded as actual predictions of when Synageva will obtain regulatory approval for any phase of clinical trials or when it will obtain ultimate regulatory approval by a particular regulatory agency. Our future financial results may differ from those currently anticipated due to a number of factors, including unanticipated costs in our research and development programs, fluctuations in royalty revenues and unplanned costs associated with maintaining and enforcing patents and other patent-related costs. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Synageva undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for Synageva:

Matthew Osborne

Tel: (781) 357-9947

matthew.osborne@synageva.com